UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

GLOBUS MEDICAL, INC.

(Exact name of registrant as specified in charter)

DELAWARE	001-35621	04-3744954
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2560 GENERAL ARMISTEAD AVENUE, AUDUBON, PA 19403

(Address of principal executive offices) (Zip Code)

KEITH PFEIL

Executive Vice President, Chief Financial Officer and Chief Operating Officer, Chief Accounting Officer

(610) 930-1800

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.
☐	Rule 13q-1 under Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _________.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Globus Medical, Inc. (the “Company”) is filing this Specialized Disclosure Report (“Form SD”), including the Conflict Minerals Report attached as Exhibit 1.01 hereto, for the calendar year ended December 31, 2023 to comply with Rule 13p-1 of the Securities Exchange Act of 1934, as amended.

A copy of the Company’s Conflict Minerals Disclosure is publicly available at www.investors.globusmedical.com/investors-overview.

Item 1.02 Exhibit

The Company’s Conflict Minerals Report for calendar year 2023 is filed as Exhibit 1.01 to this Form SD and is incorporated herein by reference.

Section 2 – Exhibits

Item 2.01 Exhibits

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX
Exhibit No.	Description of Exhibit

1.01	Conflict Minerals Report of Globus Medical, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

GLOBUS MEDICAL, INC.
(Registrant)

Dated:	May 31, 2024	/s/ KEITH PFEIL
Keith Pfeil
Chief Financial Officer and Chief Operating Officer
Chief Accounting Officer
Executive Vice President
(Principal Financial Officer)